EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 29th day of October, 1996, by and between PROXYMED, INC. ("Company") and JEFFREY BACKERMAN, residing at 4021 South Wabash St. Denver, Colorado 80237, ("Employee").

      WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee is willing to accept employment by the Company.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1. TERM.The term of this Agreement shall commence on November 11, l996 (the "Effective Date") and shall continue until November 10, l999 (hereafter the "Term), and shall be automatically extended from year to year thereafter unless
i) terminated by the Company by delivery of not less than ninety (90) days written notice to Executive prior to the end of the initial Term or any extension thereof, in which case the employment of Executive shall terminate on the date specified for termination in such notice, or ii) terminated by Executive by delivery of not less than ninety (90) days written notice to the Company, in which case the employment of Executive shall terminate on the date which is ninety (90) days following the date notice is received by the Company.

2.    POSITION; DUTIES; LOYALTY.

      a) POSITION. Employee will be employed as Executive Vice President-Network Division by the Company and shall render exclusive service to the Company as an employee pursuant to the terms, provisions and conditions hereinafter set forth.

      b) DUTIES. Employee shall be employed by the Company on a full-time exclusive basis. Employee shall perform the duties and have the authority and responsibilities customarily accompanying responsibility for the Company's Network Service Division, including operations, development, and profit and loss accountability.

      c) LOYALTY. Employee shall devote the full time required for his position and shall give his best efforts to the business of the Company and to the performance of the duties and obligations described in this Agreement. Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial activities whatsoever, or continue or assume any other corporate affiliations without the prior written consent of the Company, which consent shall not be unreasonably withheld, except for (a) passive investments, and (b) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries.

3.    COMPENSATION AND EXPENSES.

      a) SALARY. In consideration for the services rendered by the Employee under this Agreement, the Company shall pay the Employee a monthly base salary of $8,750 (the "Base Salary") in accordance with the Company's customary payroll practices, plus a $500 per month car allowance, subject to federal and state taxes, if any. It is anticipated that the Network Division shall be significant source of revenues and income within the next year and by then Employee will have been promoted to the office of Chief Operating Officer by his first


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anniversary. In such event, the Base Salary shall be increased to $10,416.67 per month. Employee performance reviews (with or without a wage increase) will be conducted annually.

      b) BONUS. Employee shall receive a one time bonus of $25,000 guaranteed and payable on the first anniversary of employment. In addition, Employee may qualify to earn a Performance Bonus each calendar year of the Term of the Agreement equal to 5% of the net pretax operating income of the Network Division of the Company up to a maximum of $100,000 each calendar year. "Net pretax operating income" of the Network Division shall be defined as follows: Net sales less cost of sales and less direct and indirect operating costs pertaining to the Network Division ( but excluding administrative payroll costs of the CEO, President, CFO, CLO and their administrative staffs; accounting department salaries; legal and accounting expenses; investor, public relations and stockholder expenses; goodwill amortization, and director and officer liability insurance premiums. It also does not include i) income or losses from acquisitions resulting from an acquisition, but subsequent incremental income and improvements to losses will be included, or ii) income from hardware sales. Performance Bonuses for any calendar year, if any, shall be paid within 3 business days after the Company's independent auditors have certified the Company's financial statements for the relevant calendar year and the Chief Financial Officer has certified the pretax net income of the Network Division.

      c) ADDITIONAL COMPENSATION. As a further incentive and inducement to the Executive to accept employment by the Company and to devote his best efforts to the business and affairs of the Company, the Employee shall be entitled to such bonuses that may be awarded from time to time by the Compensation Committee or the Board of Directors of the Company, and to participate in any stock option or bonus plans which the Company may now have or in the future develop

      d) RELOCATION. The Company shall pay Employee all reasonable, necessary and actual costs for Employee's relocation, including actual moving expenses, travel expenses for Employee and Employee's spouse to look for housing, rental expenses in Florida until Employee's relocation, broker's commissions on the sale of Employee's house, closing costs, including attorneys fees and points and associated costs, as well as grossing up any such expenses taxable to Employee. However, Employee agrees that in no event shall Company be obligated to pay Employee for all such relocation costs, including any gross up, more than $50,000.

      e) OPTIONS. Employee will receive a stock-option agreement for a five
(5) year term to purchase up to 60,000 shares of the Company's common stock at its fair market value defined as mean of the high and low prices at which common stock is reported to have traded on the NASDAQ System at the close of business on the Effective Date of this Agreement. The options will vest over a three year period as follows: 12,000 on the first anniversary of Employee's employment, 24,000 on the second anniversary of Employee's employment, and 24,000 on the day before the third anniversary of Employee's employment. The option will be as granted as a non-qualified option in accordance with a new stock option plan which the Company will exercise best efforts to extend the term to ten (10) years and to have it effective by December 31, l996, and will contain a "change of control " provision similar to the 1995 Stock Option Plan which provides that upon a "change of control", as defined therein, any unvested options shall immediately vest as provided for in such plan.

      f) EXPENSES. Company shall promptly pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company for the reimbursement of business expenses for its senior level executives, provided that the Executive


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properly accounts therefor in accordance with the Company's policy. In addition, the Company shall reimburse Employee for reasonable and actual expenses relating to travel, hotel and related costs traveling to and from his residence to Ft. Lauderdale for the first three months of employment, subject to approval of Employee's expense reports. Further, if the Company's principal office is relocated in the future more than 50 miles from Ft. Lauderdale, Company shall reimburse Employee's relocation expenses in the same manner as Section 3.d) above.

      g) TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


4.    BENEFITS.

      a) VACATION. Employee shall be entitled to three weeks of vacation with pay in the first year of his employment, and thereafter. Vacation not taken during a calendar year does not accrue unless approved in writing by the Company. Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take a vacation.

      b) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in whatever benefit plans, including health insurance, that are extended to all executives of the Company, on the same terms that such benefits are so extended. Employee shall be entitled to family health insurance coverage beginning 90 days from the commencement of employment from the Company's insurance carrier (currently Humana HMO). If Employee elects the Humana PPO option, any additional premium will be payable by Employee. The Company agrees to reimburse Employee for actual expenses of COBRA coverage from Employee's prior employer for the first ninety (90) days of employment, but not to exceed the cost of the Company's HMO coverage. The Company shall not be obligated to maintain any special or additional plans for Employee's benefit. Employee shall also be entitled to participate in benefit plans extended to other executives of the Company.

5.    TERMINATION.

      a) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the event of Employee's Disability (as defined herein), this Agreement may be terminated at the election of the Company. Upon termination for death or Disability, Employee or his/her beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5 (c). For purposes of this Agreement, "Disability" is defined to mean the inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a full-time basis for six consecutive months with reasonable accommodation by the Company. Employee shall, upon request of the Company, furnish information and assistance to the Company, and, in addition, upon reasonable request of the Company's Board of Directors or its designees, shall make himself available to undertake reasonable assignments consistent with the dignity, importance and scope of his position and his physical and mental health.

      b) TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder for "cause", effective immediately upon giving written notice thereof. For purposes of this Agreement, the term "cause" shall be limited to (i) conviction of a felony or of any crime involving fraud or misrepresentation;
(ii) the continued failure by Employee to substantially perform his duties to the Company after receipt of written notice from the Company specifying any action or inaction by Employee which is deemed by the Company to constitute a failure to

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perform his duties hereunder with suggestions, where feasible, as to how
Employee may remedy such failure, and Employee has failed to correct the unsatisfactory performance within thirty (30) days of such notice; (iii) Employee's gross negligence or willful misconduct which is materially injurious to the Company, monetarily or otherwise; (iv) proven dishonesty affecting the Company; (v) excessive use of alcohol or illegal drugs interfering with the performance of Employee's duties and the continuance thereof after written warning; (vi) any material breach by Employee of the Company's policies or of the covenants contained in Section 6 of this Agreement regarding confidentiality. For purposes of the paragraph, no act or failure to act on Employee's part shall be considered "wilful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. If at any time the Company shall determine that Employee has engaged in one or more activities constituting "cause" for termination hereunder, Employee's employment shall be terminated for cause. Company shall pay Employee his full Base Salary through the date of termination at the then current rate (including any applicable bonus and accrued vacation pay), and all stock options, if any, which have become vested and exercisable on or before the date of termination, with such options remaining exercisable for such period of time specified as in Employee's Option Agreement(s). Company shall then have no further obligations to Employee. Employee may give a written request to the Company within thirty (30) days after such termination requesting an opportunity to be heard by the Board of Directors of the Company. If Employee timely so requests such an opportunity to be heard, such opportunity shall be made available to Employee within 30 days after such written request. If the Board, with the advice of counsel, determines that there was cause for termination, its determination shall be deemed to be conclusive and final. In the event Employee is terminated for cause, Section 6.a) and 6.b) will be of no force or effect. If it determines in its reasonable judgment that there was not sufficient basis to terminate Employee for cause, Employee shall be reinstated with all back pay and benefits restored.

      c) PAYMENT UPON TERMINATION WITHOUT CAUSE. In the event of termination without cause, Employee shall be given ninety (90) days prior written notice. Employee shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company, in which event Employee (or his estate) shall be entitled to severance pay of (i) an amount equal to Employee's Base Salary on the date of termination for 6 months commencing on the date of termination payable in accordance with the Company's customary payroll practices (or if such termination occurs before April 30, l998, then twelve months Base Salary), plus (ii) a pro rata portion of any bonus compensation which would have been paid to Employee under any bonus plan which is adopted by the Company's Compensation Committee or Board of Directors in such year if the Company and Employee had met the targeted goals to the date of termination, plus
(iii) the continuation of all benefit (including, without limitation, all insurance plans) for 6 months after termination (or if such termination occurs before April 30,1998, then for twelve (12) months), plus (iv)any remaining unvested options shall vest. A termination pursuant to Section 1 above shall not be deemed to be a termination without cause under this Section or a termination for Good Reason under section 5.f) or subject to this Section 5.c).

      d) ACCELERATION. If the Company defaults in the payment of any amounts owed hereunder to Employee following written notice by Employee and fails to cure such default within ten days from the date of such notice, Employee shall be entitled to accelerate the entire amount due hereunder. The Company shall have the opportunity to cure a monetary default one time after which time, if another default occurs, Employee shall be entitled to accelerate the


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entire amount due hereunder upon written notice by Employee without affording the Company an opportunity to cure.

      e) RETURN OF COMPANY PROPERTY. Upon notice of termination by the Company or resignation by Employee, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any compensation and benefits owed to Employee hereunder until all such property is returned.

      f) EMPLOYEE TERMINATION FOR GOOD REASON. Employee may terminate this Agreement for Good Reason by giving Company ninety (90) days prior written notice. Good Reason means: a) the assignment of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities hereunder, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose as isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice from Employee;
b) any reduction of Employee's Base Salary or the failure by the Company to provide Employee with an incentive compensation program and health and the benefits hereunder no less favorable than the benefits Employee was entitled to hereunder; and c) if Employee is not appointed Chief Operating Officer by January 31, l998 or if not given the opportunity before then. In such event, Employee's termination shall be treated as a termination without cause and he shall be entitled to the payments enumerated in Section 5.c) above.

      g) MITIGATION If Employee becomes entitled to compensation pursuant to
Section 5. c) or 5. f) above, Executive shall use reasonable efforts to seek other employment; provided, however, that he shall not be required to accept a position of less importance or dignity or of a substantially different character than the position held as of the date of termination or a position that could require Executive to engage in activity in violation of the non-competition provisions of Section 6 hereof nor shall he be required to accept a position outside South Florida. The amount of any cash compensation paid or payable from any such employment shall be reported to the Company on a monthly basis and such amount shall be credited against amounts otherwise payable by the Company to Executive under Sections 5.c) or 5.f) above. Other than as provided in this
Section 5.g), Executive shall have no duty to mitigate the amount of any payment provided for in this Agreement.

6.    COVENANTS OF EMPLOYEE.

      a) Employee agrees that during the Term and for one year following a termination of employment for any reason, he will not, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant to vendors/sellers (but may consult to end users/purchasers), partner, owner or independent contractor or other participant, in any line of business which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company. Employee and Company agree that this clause is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in any line of business that directly competes with any line of business engaged in by the Company or any of its subsidiaries as of the date Employee terminates his employment with Company. Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.


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      b) Employee agrees that during the Term and for one year after the termination of employment for any reason, he will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit,hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of one year after the termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served, solicited or had material contacts with during his employment with the Company. Regarding the latter sentence, Company and Employee agree that Employee may contact and do business with those customers, however during the relevant time period, he may not solicit or sell them any product or service in the lines of business that were the same as then being offered by the Company or any of its subsidiaries as of the termination of employee's employment.

      c) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information.

           i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company.

           ii) Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time during and for a period of 10 years after the termination of his employment with the Company and its subsidiaries, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries. except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects.

           iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company and its subsidiaries; and

           iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection (iv), he will not make or retain any copy or extract from such materials.

           For the purposes of this Section 6 (c), Confidential Information means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry in which the Company or its subsidiaries is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and


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sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. The Company will receive all materials, including, software programs, source code, object code, specifications, documents, abstracts, and summaries developed in connection with Employee's employment. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works, or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

      d)   INJUNCTIVE RELIEF.

           i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

           ii) The Company's rights and remedies under this Section are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

7.    MISCELLANEOUS.

      a) ATTORNEY'S FEES. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, the non-prevailing party shall pay the prevailing party's fees and expenses, including reasonable attorney fees..

      b) SUCCESSORS AND ASSIGNS. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Employee without the written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee and the Employee's heirs and legal representatives, and the Company's successors and assigns.

      c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

      d) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee, or to the Employee at his address specified on page 1 of this Agreement, or to either party


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hereto at such other address or addresses as he or it may from time to time specify for such purposes in a notice similarly given. All notices and communications shall be deemed to have been received on the date of delivery.

      e) MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      f) COMPLETE UNDERSTANDING. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

      h) VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      i) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

      j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      k) ARBITRATION. Except for disputes relating to Section 7 of this Agreement, any and all disputes or controversies that shall arise under or in connection with this Agreement or in any other way related to Employee's employment by the Company, including termination of employment, shall be submitted to a panel of three arbitrators under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The parties hereby acknowledge that the Federal Arbitration Act takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in employment related matters with at least one arbitrator being a licensed attorney. The arbitrators must base their determination solely on the terms and conditions of this Agreement and the law in the State of Florida. The arbitrators shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held either in Broward County or Dade County, Florida, and the parties hereby agree to accept service of process at the address above written and in the personal jurisdiction and venue as set out herein. Both parties expressly covenant and agree to be bound by the decision of the arbitrators as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrators


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may be entered into any court having jurisdiction thereof. The non-prevailing party shall pay the prevailing party's fees and costs, including reasonable attorney fees.

      l) INDEMNIFICATION. In accordance with the Company's Articles and Bylaws, the Company agrees to defend, indemnify and hold harmless the Employee ("Indemnified Party") for acts in his capacity as Employee to the fullest extent permitted by Florida corporate law at the present time (or as such right of indemnity may be increased in the future) including in particular and without limitation with respect to the execution and delivery of this Agreement or Employee's accepting employment with the Company. The Company agrees to reimburse the Indemnified Party in advance for any costs of defending any action or investigation (including reasonable attorneys' fees and expenses) regarding Employee's performance of his duties under this Agreement, subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction; provided that, the Company shall first have the opportunity to defend Employee so long as counsel hired by the Company does not have a conflict with representation of both the Company and the Employee and Employee approves of such counsel. Notwithstanding the foregoing, the Company shall not be required to advance expenses for the defense of Employee for any causes of action that relate to activities of Employee that the Company in good faith determines are outside of the scope of the duties required of Employee under this Agreement and not related to the execution and delivery of this Agreement or Employee's accepting employment with the Company, including without limitation, for causes of action such as sexual harassment, torts, etc.

      m) Sections 5a) and c); 6 and 7 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY:

PROXYMED, INC.,                               EMPLOYEE
a Florida corporation


By:
---------------------------------             ------------------------
  Harold Blue, Chairman and C.E.O.            Jeffrey Backerman